Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ares Capital Corporation:

We consent to the use of our report dated February 22, 2017, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Ares Capital Corporation included herein and our report dated June 14, 2017 on the senior securities table of Ares Capital Corporation included herein, and to the references to our firm under the headings Selected Condensed Consolidated Financial Data of Ares Capital, Senior Securities, and Independent Registered Public Accounting Firm in the registration statement No. 333-212142.

/s/ KPMG LLP

Los Angeles, California
June 14, 2017